Exhibit 99.4

News Announcement

CONTACT:

Star Gas Partners	Robert Rinderman, Steven Hecht
Investor Relations	Jaffoni & Collins Incorporated
203/328-7310	212/835-8500 or SGU@jcir.com

FOR IMMEDIATE RELEASE

STAR GAS STRATEGIC RECAPITALIZATION COMPLETED

STAMFORD, CT (April 28, 2006) – Star Gas Partners, L.P. (the “Partnership” or “Star”) (NYSE: SGU) announced today that its strategic recapitalization pursuant to the terms of the Amended Kestrel Unit Purchase Agreement with Kestrel Energy Partners, LLC (“Kestrel”) and its affiliates has been completed.

Joseph Cavanaugh, Chief Executive Officer of Star, stated, “With the closing of the strategic recapitalization we have significantly strengthened Star’s balance sheet and further enhanced our liquidity and overall capital position in what continues to be a challenging period for our industry. We believe all of Star’s stakeholders, as well as our valued employees and customers, will benefit from the expected long-term positive impact of the recapitalization. We are also delighted to welcome Paul Vermylen, Jr. as our new Chairman, and several prominent new directors to our Board.”

In connection with the recapitalization:

•	The Partnership received an aggregate of $57.7 million in new equity financing through the sale of 6.75 million common units at a price of $2.50 to Kestrel Heat and M2 and via a rights offering to common unitholders of 19,687,500 common units at a subscription price of $2.00 ($2.25 per unit for the unsubscribed rights offering common units purchased by M2 under a standby commitment).

•	Star repurchased $65.3 million in face amount of its 10.25% senior notes due 2013 (the “existing notes”), converted $26.9 million in face amount of existing notes into 13.4 million common units at a conversion price of $2.00 per unit, and exchanged $165.3 million in principal amount of existing notes for a like amount of 10.25% senior notes due 2013 that were issued under an indenture as of April 28, 2006, the terms of which are substantially the same as the indenture of the existing notes.

•	Star Gas withdrew as general partner of the Partnership and Kestrel Heat was appointed general partner. In connection with its appointment, Kestrel received 325,729 general partner units. All outstanding senior subordinated (NYSE: SGH) and junior subordinated units were converted one-for-one to common units, effectively ending the subordination period.

In connection with the conversion of the senior subordinated units and junior subordinated units into common units, LaSalle Bank National Association has been appointed as the exchange agent (the “Exchange Agent”) to act for subordinated unitholders in effecting the exchange of their certificates. Subordinated unitholders are kindly requested to surrender their subordinated unit certificates, together with a completed Letter of Transmittal, to the Exchange Agent in order to receive certificates representing common units. The Partnership will be mailing copies of the Letter of Transmittal to subordinated unitholders. Copies of the Letter of Transmittal may also be obtained from LaSalle Bank

National Association (telephone: 800/246-5761 – menu option #2). Until so surrendered, each certificate representing subordinated units will be deemed for all partnership purposes to evidence ownership of common units.

•	The minimum quarterly distribution on the common units was reduced from $0.575 per unit per quarter to $0.00 per unit through September 30, 2008. Beginning October 1, 2008, minimum quarterly distributions will start accruing at a rate of $0.0675 per quarter ($0.27 on an annual basis). If the Partnership elects to commence making distributions of available cash before October 1, 2008, minimum quarterly distributions will start accruing at that earlier date.

All previously accrued cumulative distribution arrearages aggregating $111.0 million at February 14, 2006 were eliminated pursuant to the strategic recapitalization.

•	Paul Vermylen, Jr., Kestrel’s founder, was appointed Chairman of Kestrel Heat. He is joined on the Kestrel Heat Board by CEO Joseph Cavanaugh and President/COO Daniel Donovan. Former Chairman of Star Gas William Nicoletti remains on the Board, and new directors include Bryan Lawrence, Sheldon Lubar, Henry Babcock and C. Scott Baxter. Richard Ambury continues as Chief Financial Officer of the Partnership.

Forward Looking Information

This news release includes “forward-looking statements” which represent the Partnership’s expectations or beliefs concerning future events that involve risks and uncertainties, including the effect of weather conditions on our financial performance; anticipated proceeds from weather insurance; the price and supply of home heating oil; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to effect strategic acquisitions or redeploy underperforming assets; the impact of litigation; the ongoing impact of the business process redesign project at the heating oil segment and our ability to address issues related to that project; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of current and future environmental, health and safety regulations; customer creditworthiness; and marketing plans. All statements other than statements of historical facts included in this news release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership’s expectations (“Cautionary Statements”) are disclosed in this news release and in the Partnership’s Annual Report on Form 10-K for the year ended September 30, 2005 and its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2005, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

About Star Gas Partners

Star Gas Partners, L.P. is the nation’s largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership’s SEC filings and by visiting Star’s website at www.star-gas.com.

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